Linguastat dba Voise, Inc.

Voise is a pioneer in acquiring and organizing information to help defend against cyber-attacks before they occur. Proactive versus reactive, Voise aims to extract deep insights in understanding language well beyond that provided by conventional computer science applications.


Voise®
Breakthrough Solutions for Cybersecurity
Enabling critical Open-Source Intelligence (OSINT) for National Security

Invest

$99 minimum investment

DEADLINE: August 2, 2023

in 2 months

SHARE PRICE

$0.90

TOTAL RAISED

$1,565

VALUATION

$14,934,108

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Pitch Updates Discussion

INTRODUCTION


Welcome to our inner voise.
We think. We build. We make it happen.

Voise is an information company offering proprietary Intelligence Briefings (IB) for improved cybersecurity performance and reduced risk. Our IB is essentially a report based on all available information filtered for relevance and delivered on an hourly, daily, or weekly basis. It is designed to open the eyes of the security analyst to have a clear picture of the cybersecurity landscape so they can determine effective courses of action.

COMPANY HIGHLIGHTS

- **Pioneer** in the commercial application of computational linguistics (the scientific and engineering discipline concerned with understanding written and spoken language from a computational perspective).
- Over 20 years of applying its technology to major brands in real-world environments, including **eBay, Walmart, Microsoft, Reuters, NBA, Sears, FDA, Cox Automotive, CarNow, Marcus & Millichap, and the US Army.**
- Thomas Steding, CEO, from Stanford University, UC Berkeley, and the University of Michigan: **A highly experienced, award-winning CEO of 13 startups** including three cybersecurity companies, author of two published books on leadership, and multiple profitable exits including sale of predecessor company Metacode Technologies to Interwoven for a substantial premium.
- Immensely credible, seasoned executive team (average experience over **35 years**).
- Positioned for a **key role** in the emerging, explosive Open Source Intelligence (OSINT) initiative (see below).
- **Proven commercial viability:**
  – 1,005 payments from 26 customers
  – $5,239,489 total revenue since inception
- Customer validation: Long-term repeat customers including the Australian company, **The Good Guys**, paying for 88 months, and **Marcus and Millichap** for 92 months.

PROBLEM

Six million SMBs have recently experienced a 400% increase in cyber-attacks. In 2021, cyber-attacks caused $6 trillion in losses. The cyber security market is planned to reach $345 billion by 2026. But current cybersecurity solutions are falling short.

Cybersecurity in general is plagued by the "too much data, too little information" problem where "you can't see the forest for the trees". Also, current methods are unable to convert data to timely, actionable intelligence. The healthcare sector, for example, has a time lag between an attack and on average 255 days to detect with a further 103 days to contain it.

And it is getting worse!

Our very method of intelligence gathering is under attack by hostile nations – The Wall Street Journal reports that small teams have outperformed major intelligence agencies like the CIA by using only publicly available data (articles, videos, messages, news reports, etc.). China has 100,000 analysts using this "Open Source" data while we have fallen way behind. Therefore, the emergence of smaller players is providing more accurate, proactive intelligence forecasts than the big players, and this portends major changes in the national approach to intelligence to counter China's lead in this approach. This Open Source Intelligence (OSINT) initiative is therefore a critical matter of national intelligence. As described below, Voise is poised to play a central role in its evolution. We need to have our own automated method of OSINT to catch up and excel.

SOLUTION

The Voise Intelligence Briefing (IB) is designed to offer access to all available data in a domain and processes it into a high quality, threat database yielding fresh insights. Voise has successfully executed IB engagements with multiple major brands such as Reuters, National Basketball Association, Microsoft, and Marcus & Millichap.

Our approach is based on Ontology / Library-based data science, hereafter referred to as Ontological Science.

Ontologies is a rich field providing formal representations of knowledge, to structure and analyze data. The goal of Ontological Science is to develop a common vocabulary and understanding of a specific domain, which can then be used to facilitate data integration, interpretation, and analysis. Ontological Science is particularly useful when dealing with complex or heterogeneous data, such as data from multiple sources, data with multiple modalities, or data with varying levels of granularity.

Ontological Science is very different from that branch of Computer Science that we might call Computational Science. Computational Science is like the case where a pile of books is shoved into a room, and you are given a key so you can go in and look for information. Good luck! On the other hand, Ontological Science means that you have “read” every book and understand the content at a detailed level so that you would know how chapter seven in one book relates to chapter four in another book. Then, if you are looking for information on a particular topic you can access automatically all the information stored in all the books without having to search each one separately.

Also, Ontological Science normalizes information so that it knows that IBM and International Business Machines are the same company, and so when you look for something about Big Blue you get all the relevant information. Otherwise, you may never know if you have all available information on the topic.

Ontological Science can also extract actions and events to understand the meaning of data at a higher level. For example, to understand the sequence: Enter a restaurant, sit down, read the menu, order the food, eat the food, pay the bill, and leave. As a higher-level concept of a *journey*, maybe part of a daily habit, rather than just finding out what food preferences someone has.

Ontological Science has many other advantages in the areas of categorization, correlation, fusion, disambiguation, and grammatical relationships.

Ontological Science and Computational Science are complementary pairs, where the latter has enjoyed much greater attention. In some sense, Ontological Science might be considered Computational Science’s lost twin. This also suggests Voise’s innovative focus on the former may cover fresh ground, creating high value results in its search for an innovative contribution to cybersecurity.

By applying this technology to all available data, Voise aims to solve the aforementioned bad data problem in cybersecurity. Voise can potentially access unlimited processing capability on the way to building a huge threat database (“Ontology”) that can then, via our Intelligence Briefing product, be used to extract actionable intelligence, provide guidance to security personnel, and take a more proactive, rather than reactive approach to the security mission. In this manner, Voise plays a complementary, versus competitive, role with existing point products using Computational Science-based methods.

Voise’s Intelligence Briefing (IB) product is exactly in line with the OSINT initiative. This critical national security initiative is designed to engender an explosion of new OSINT players focused on combating the serious Chinese threat. In the process, they may all face the problem of content acquisition. Voise aims to provide the best in class, sophisticated solution. By this, Voise is designed to play the critical role of furnishing the fuel line for the high growth OSINT sector.

Actionable Intelligence for Cybersecurity

Clearly the Voise IB has many possible applications across multiple industries. Our initial focus on cybersecurity is motivated by our successful track record in delivering critical functionality necessary for that use case.


How it Works
Voise extracts meaning and extends natural language applications for the enterprise

BUSINESS MODEL

Voise is a business-to-business play. **Engagements proceed in two phases:**

- **Phase I, Configuration —** involves setting up the solution for the particular customer configuration, and typically takes from a few days to a month or so. Costs are borne by the customer or as a result of strategic R&D investment from the company.
- **Phase II, Operational —** involves a monthly fee for use of the configured solution. This phase is typically cost-free for the company, resulting in higher margins. Over time this conforms to the Annuity Model, where the cumulative margin increases with time, in some cases over periods of time that has ranged up to seven years.

The global cybersecurity market is forecasted to reach $345B by 2026.

Global cybersecurity losses exceed $6 *trillion* in 2021, and, recently, small and mid-size companies have been facing a 400% increase in cyber attacks.

Cybercrime Magazine, Statista, Bakertilly

TEAM

OUR VOISES


Tom Steding: A Leader in Innovation
BS EE, University of Michigan
MS EE, University of Michigan
PhD. EE, UC Berkeley
MS, Management, Stanford Sloan Program,
Graduated top of class. Class President.
CEO 13 Startups
President, Engineering Council, Michigan
President, Vulcans Engineering Leadership Honorary, Michigan
Eta Kappa Nu, Academic Honorary
Sigma Xi, Research Honorary
Distinguished Graduate (First of 85 officers), Armor Officer Basic, Ft. Knox, KY
Founding CEO, Pretty Good Privacy (PGP). Pioneer in privacy and encryption. "One of the companies to watch in 1997." "Marketing gorilla of the Internet." Sold.
HotRail Repositioned to sell for substantial premium in four months 2000.
CEO, Metacode, Pioneer in computational linguistics Sold fof substantial premium.
Chairman & CEO, Voise, Inc. Cybersecurity.
Lead strategist, BP IT business stream, 3000 professionals. Pioneer in Innovative strategic management process
CEO, Redcreek Communications. Pioneer in virtual private network (VPN) company. "One of the 15 companies to watch in 1999." Sold.
Built on Trust, Pioneer in treatment of performance based on earned trust.
CEO, Red Condor, Inc, Award-winning email security company. Sold.
Real Teams Win, Pioneer in implementing the New Leadership Model
BUILT ON TRUST
REAL TEAMS WIN



Thomas L. Steding, Ph.D.
Chairman & CEO

Has been the CEO of 13 high tech companies. Co-author, Built on Trust and Real Teams Win; MS in Management (Stanford Sloan Fellow) top of class & Class President; Ph.D., Electrical Engineering UC Berkeley; MS & BS in EE, University of Michigan.



Nick Copping
CMO

Founder & Co-CEO of ZOOM Marketing, a high-profile strategic positioning company in Palo Alto, successfully positioned more than 300 technology leaders with over half trillion in created market value. CEO of two companies, Executive positions at HP, Microsoft and ParcPlace. Ph.D. Physics, Caltech.



Joseph Busch
Chief Ontologist

Global leader in ontologies. Founder & CEO of Taxonomy Strategies. Held strategic positions at Interwoven, Metacode Technologies, the Getty Information Institute, and PriceWaterhouse. Past President, Association for Information Science and Technology and past member of the Board of Directors of the Dublin Core Metadata Initiative.



Mark Butler
Founder & CTO

30+ years in natural language processing. Interwoven, Metacode Technologies. Ph.D. coursework, School of Information Management and Systems, UC Berkeley.



Jim Hankle
Senior Architect

40 years experience. Embedded systems, digital television, test equipment, and in the last 20 years working in information retrieval, computational linguistics, and natural language processing. B.S. computer science.



Tim McAllister
Advisor

20+ years of cybersecurity software & services (SAAS/Cloud delivered). VP of BD at Mocana leading cybersecurity software for F500 global OEMs. Partnerships & alliances with top cybersecurity, ODMs/OEMs, silicon vendors.



Gerry Mason
Advisor

Owner boutique law firm in Michigan. Focus on cyber crime, civil law, private equity, small business, and tech startups. Very active, award winning career in law, politics, community and charitable activities. State Bar of Michigan Representative Assembly Chairman and Board of Commissioners (Executive Committee) Member. Advisory Board Member for American Battery Technology Corporation.

Outstanding Board of Directors:

Mr. Doug Cole. Board member. CEO of Oroplata Resources, Inc. (OTC Markets: ORRP). Since 1977 various executive roles, including Chairman, Executive Vice Chairman, Chief Executive Officer and President of multiple public corporations. BA in Social Sciences from UC Berkeley in 1978.

Dr. Nick Copping. Board member. See above.

Mr. Brett Shockley. Board member. 25 years Avaya, Cisco, Calabrio and Spanlink Communications. Director for eGain Corporation (NASDAQ: EGAN). Advisory Board for Servion Global Solutions. MBA and BSME in Industrial Engineering & Operations Research, University of Minnesota.

Leadership and Culture

Voise believes that culture is the most critical factor in a company's success. Accordingly, the Voise team is trained in, and committed to, the leadership approach described in Tom Steding's recently published Real Teams Win: What Smart Leaders Need to Know Now About Achieving Peak Performance. This approach is based on decades of exploring what makes for high performance teams, including his prior book Built on Trust as an early treatment of how earned trust drives high performance. Tom is applying this book's Blueprint, a full cycle, top-to-bottom program for implementing the New Leadership Model. This Model sees the organization as dynamic network consisting of a set of nodes (people and teams) forming the overall connected team. The links between nodes are not formal reporting relationships but rather pathways of open communication in a safe, low ego, high trust environment. This model enables the superior intelligence and creativity of the connected team, providing the new source of competitive advantage.

This approach has the potential to achieve breakthrough results. For example, it has been shown multiple times that you can increase performance while actually decreasing costs. Using three principles, four practices, and a diagnostic model, you have the ability to create new pathways to inventive ideas, newly designed products, and unique visions. It focuses on creative collaboration as a central organizing principle for both high performance and enhanced quality of experience.

From an earlier implementation of this method: "This leadership approach transformed our company in a short period of time. Not only did we accelerate sales traction beyond expectations, we created an open culture where creativity thrived and staff engagement soared," VP Sales.

In a sense, Voise is both a compelling business opportunity and a living hypothesis that a superior culture can overcome the usual litany of challenges and create astonishing results.

USE OF PROCEEDS

If the offering's maximum amount of $1,235,000 is raised:

Use	Value	% of Proceeds
Commission	$123,161	10.0%
General & Administrative	$247,325	20.0%
Payroll	$83,000	6.7%
Sales & Marketing	$150,000	12.1%
Research & Development	$571,000	46.2%
Intermediary fees	$60,515	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Linguastat, Inc., doing business as Linguastat dba Voise, Inc.. This offering must raise at least $10,000 by August 2, 2023 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Linguastat dba Voise, Inc. may issue additional securities to raise up to $1,235,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

17,965,675 shares
× $0.90 per share

$16,169,108 implied valuation

FINANCIALS

Linguastat dba Voise, Inc.'s official name is Linguastat, Inc., so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

> Form C on April 4, 2023

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website

UPDATES

Apr 4, 2023 — Primary offering of 1,372,222 shares at $0.90

Apr 4, 2023 — Filed Form C

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